Exhibit 99.1
FOR IMMEDIATE RELEASE
CONTACT:
Geoffrey Mogilner
Midway (Investors)
(773) 961-2222
gmogilner@midway.com
MIDWAY ANNOUNCES CHANGES TO ITS BOARD OF DIRECTORS
Shari E. Redstone Appointed to Chair the Board
CHICAGO — December 21, 2007 — Midway Games Inc. (NYSE:MWY) today announced that, having completed over 3 years of service, Kenneth D. Cron has resigned from the Company’s Board of Directors. Mr. Cron joined Midway’s Board of Directors in 2004, and he was the chairman of the board, chairman of the Special Committee of Independent Directors, and a member of the Compensation Committee and the Nominating and Corporate Governance Committee.
Mr. Cron stated, “It has been a privilege to serve as chairman of Midway for several years and I have enjoyed working with my colleagues on the board and with the management team. I continue to believe in Midway’s future and, under the guidance and direction of the board, I feel confident that Midway will build that future successfully. In view of my other significant business and family commitments, I felt that the end of this year was the best time for me to complete my service on the Midway Board of Directors.”
Shari E. Redstone, vice chair of the board, stated, “On behalf of Midway and our board of directors, I wish to extend my heartfelt thanks and appreciation to Ken for his outstanding contributions and years of service as a director and chairman. All of us greatly value our continuing relationship with Ken and look forward to working with him again in the future.”
The Board of Directors has elected Shari E. Redstone as Chair of the Board. Ms. Redstone is currently a member of the Compensation Committee and the chair of the Nominating and Corporate Governance Committee. Ms. Redstone is also vice chair of Viacom and vice chair of CBS Corporation.
Shari Redstone commented, “In 2008, we plan to release an impressive slate of games and I will work closely with management and my fellow board members to continue pursuing exciting growth opportunities for Midway.”
Sumner Redstone, the company’s largest shareholder, stated: “I fully support the election of Shari as Chair and I am totally confident of Midway’s success. I believe that this will become apparent as future events evolve.”

About Midway Games
Midway Games Inc. (NYSE:MWY), headquartered in Chicago, Illinois, with offices throughout the world, is a leading developer and publisher of interactive entertainment software for major videogame systems and personal computers. More information about Midway and its products can be found at www.midway.com.
FORWARD-LOOKING STATEMENTS
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning future business conditions and the outlook for Midway Games Inc. (the “Company”) based on currently available information that involves risks and uncertainties. The Company’s actual results could differ materially from those anticipated in the forward-looking statements as a result of these risks and uncertainties, including, without limitation, the financial strength of the interactive entertainment industry, dependence on new product introductions and the ability to maintain the scheduling of such introductions, the current console platform transition and other technological changes, dependence on major platform manufacturers and other risks more fully described under “Item 1. Business — Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, and in more recent filings made by the Company with the Securities and Exchange Commission. Each forward-looking statement, including, without limitation, financial guidance, speaks only as of the date on which it is made, and Midway undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances, except as required by law.
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